UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 26, 2009

THE VALSPAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-3011	36-2443580
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

901 Third Avenue South

Minneapolis, Minnesota 55402

(Address of principal executive offices) (Zip Code)

(612) 851-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 30, 2009, The Valspar Corporation (“Valspar” or the “Company”) entered into a Three-Year Credit Agreement with Wells Fargo Bank, National Association, as administrative agent and an issuing bank, Wachovia Bank, National Association, as an issuing bank, and certain other lenders.

Under the terms of the Three-Year Credit Agreement, Valspar and certain foreign and domestic subsidiaries designated under the credit agreement may obtain revolving loans in various currencies until June 30, 2012 in an aggregate principal amount at any time outstanding not greater than $465,000,000 USD. The outstanding loans will mature on June 30, 2012. Interest on each loan is payable at variable rates calculated as specified in the credit agreement for the particular loan. Borrowings under the credit agreement are unsecured and are guaranteed by Valspar and certain domestic subsidiaries designated under the agreement.

Valspar has agreed to comply with certain covenants set forth in the credit agreement. Among other things, the covenants (a) could, subject to certain exceptions described in the agreement, restrict the ability of Valspar and its subsidiaries to incur a significant amount of debt secured by liens, (b) require Valspar to maintain a ratio of consolidated debt to consolidated EBITDA for the most recent four consecutive fiscal quarters of not greater than 3.50 to 1.00, and (c) require Valspar to maintain a ratio of consolidated EBITDA to consolidated interest expense for the most recent four consecutive fiscal quarters of not less than 4.00 to 1.00. Subject to various exceptions, the covenants could also prohibit Valspar or certain of its subsidiaries from merging or consolidating with or engaging in a sale of substantially all of assets to any party, or discontinuing or eliminating a business line or segment representing more than 20% of Valspar’s consolidated operating profits (as calculated under the agreement), but the Company may nonetheless merge with another party if (i) such other party is organized under the laws of the United States of America or one of its states, (ii) the Company is the corporation surviving such merger, and (iii) immediately after giving effect to such merger, no default shall have occurred and be continuing.

The description above is a summary and is qualified in its entirety by the terms of the Three-Year Credit Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by this reference.

Item 1.02.	Termination of a Material Definitive Agreement.

On June 26, 2009, Valspar repaid all amounts owed under its 364-Day Credit Agreement dated November 27, 2007 with certain lenders, JPMorgan Chase Bank, N.A., as administrative agent, Barclays Bank PLC, as syndication agent, and Bank of America, N.A., Wachovia Bank, N.A., and Wells Fargo Bank, National Association, as co-documentation agents. On June 30, 2009, Valspar repaid all amounts owed under its Five-Year Credit Agreement dated October 25, 2005 with certain lenders, JP Morgan Chase Bank, N.A., as administrative agent, J.P. Morgan Europe Limited, as London agent, J.P. Morgan Australia Limited, as Australian agent and Barclays Bank PLC, as syndication agent. Both of the credit agreements were terminated following Valspar’s repayment of all amounts owed, primarily using proceeds from Valspar’s offer and sale of $300 million in senior notes due 2019 on June 19, 2009. In addition, Valspar has entered into the Three-Year Credit Agreement described in Item 1.01 above to provide a source for future borrowings.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described in Item 1.01 above relating to the Three-Year Credit Agreement is incorporated herein by this reference. As of the date of this report, the Company had no outstanding borrowings under the Three-Year Credit Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1

Three-Year Credit Agreement with Wells Fargo Bank, National Association, as administrative agent and an issuing bank, Wachovia Bank, National Association, as an issuing bank, and certain other lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE VALSPAR CORPORATION (REGISTRANT)

Date: July 2, 2009	By:	/s/ Rolf Engh
Rolf Engh Executive Vice President, General Counsel and Secretary